Exhibit 10.59

Jennifer F. Scanlon	UL Inc.
President and Chief Executive Officer	333 Pfingsten Road, Northbrook, IL 60062 USA
Linda Chapin

May 4, 2020
Dear Linda:
Congratulations and welcome to the UL family of companies! I am excited to confirm our offer to you as Senior Vice President, Chief Human Resources Officer of UL Inc., where you will have the opportunity to push boundaries, provide peace of mind and unlock what’s next. UL delivers the best because we employ the best, and we are thrilled to have you join our team of skilled experts and trusted advisors.
Start Date & Location
Your employment with UL will begin on May 15, 2020, reporting to Jennifer Scanlon, President and CEO of UL Inc.
You will be based at our UL location in Northbrook, IL and may be required to travel from time to time. The team is looking forward to you helping us continue our great Mission of making the world a safer, more secure and sustainable place to live, work and play.
Total Rewards
Our total rewards program is designed with your wellbeing in mind. Our pay, bonus and benefit offerings are competitive with the companies we compete with for talent, help us attract world-class individuals to successfully execute the company's strategy and reinforce a business culture of integrity, competitiveness and collaboration.
Salary
Your total gross annual salary will be USD 375,000, paid semi-monthly as USD 15,625, subject to payroll and other withholding taxes as required by law. This position is exempt.
Benefits & Annual Leave/Vacation
You will be eligible to participate in UL's U.S. Benefits Program, subject to the terms and conditions of the applicable plans. You will be provided with details about the Benefits Program during a Benefits Orientation. Additionally, you will be eligible to accrue up to 25 days of vacation per year as provided in UL's vacation policy.
Short-Term Incentive Plan
You will be eligible for an award under UL’s All Employee Incentive Plan (as amended from time to time in accordance with the terms thereof, the “AEIP”) so long as the AEIP remains in effect of 50% of Annual Base Salary, prorated for the number of completed months worked at UL and based upon achievement of financial goals and your personal objectives established by UL.
The actual amount of your incentive award payment will be determined in line with the AEIP and you must be actively employed at the time of payout to be eligible for any payment.
Long-Term Incentive Plan
You will be eligible to participate in UL's Long-Term Incentive Plan (as amended from time to time in accordance with the terms thereof, the “LTIP”) so long as the LTIP remains in effect with an initial target award of USD 375,000 and a 3-year vesting period. Grants under the LTIP are typically made annually and are at the discretion of the CEO and the Board of Directors of UL. Awards will be made at the same time that grants are made to similarly situated employees
Executive Allowance
You will be eligible to receive an annual Executive allowance of USD 18,000, paid semimonthly at USD 750, subject to payroll and other withholding taxes as required by law.
Executive Regular & Change in Control Severance Plan
You will be eligible to participate in UL’s Executive Regular & Change in Control “CIC” Severance Plan (as may be amended from time to time in accordance with the terms thereof, the “Executive Severance Plan”) so long as the Executive Severance Plan remains in effect. A copy of the Executive Severance Plan is attached. Please note that you will need to execute and return to UL the Acceptance Agreement attached to the Executive CIC Plan within thirty (30) calendar days of your receipt of this letter in order to remain eligible to participate therein.
Relocation Assistance
You will be eligible for relocation services and reimbursement, per standard UL Policy. An excerpt of the policy relevant to your relocation is attached.
Ethics & Privacy
You agree that during your employment you will maintain the highest ethical standards in all aspects of your work. You have read, understand and agree to comply with UL's Standards of Business Conduct. Further, you agree that you will comply with the foreign corrupt practices laws, regulations, and other legal requirements including the U.S. Foreign Corrupt Practices Act and UK Bribery Act.
You consent to us collecting personal information about you from time to time for our personnel administration purposes.
Conflict of Interest
You agree that during your employment you will always act in the best interests of UL to avoid any actual or potential conflicts of interest that may influence you in the performance of your job. You also agree that if you do encounter an actual or potential conflict of interest, you will inform your manager immediately. In addition, you are prohibited from performing certain activities listed below for any Customer of UL with whom you have had a prior working relationship during the two years immediately preceding the project submittal to UL. A prior working relationship with a UL Customer is defined as any capacity wherein you were considered an employee or consultant of the UL Customer or provided consultancy services to the UL Customer.
Specific activities that cause a conflict of interest are:
• Performing the final review of, or making the certification decision for, any product or management system submitted by a UL Customer with whom you’ve had a working relationship during the two years immediately preceding the project submittal to UL, and/or,
• Participating in the resolution of any complaint or appeal filed by a UL Customer with whom you’ve had a working relationship during the two years immediately preceding UL’s receipt of the complaint or appeal.
Non-Compete
In consideration of the employment opportunity provided by UL, you agree that during your employment with UL and for a period of one (1) year following the termination of your employment with UL for any reason, you will not, without the express written consent of the Core Team member or relevant Divisional Vice President within your direct reporting structure for yourself or on behalf of any other person or business enterprise, engage in any business activity which competes with the Company within 100 miles of your place of employment for UL.
Non-Solicitation
For a period of one (1) year following the termination of your employment with UL for any reason, you will not, directly or indirectly, disclose to any person, firm or corporation the names or addresses of any of the customers or clients of UL or any other information pertaining to them. Neither will you call on, solicit, take away, or attempt to call on, solicit, or take away any customer of UL on whom you have called or with whom you became acquainted during the term of your employment, as the direct or indirect result of your employment with UL. You further agree that during your employment and for a period of six (6) months following the termination of your employment for any reason, you will not directly or indirectly solicit any other employee or independent contractor of UL to leave the services of UL.

Other Employment
You are required to devote your full time, attention and abilities to UL and to act in the best interests of the company. You shall not take up any other employment whether full-time or part-time without prior written approval of UL.
Employment Offer is Subject to:
•Acknowledgement of UL’s Employee Manual, which may be changed from time to time upon the sole discretion of UL.
•Satisfactory pre-employment checks and proven legal eligibility to work in the country of employment.
•Successful completion of our pre-employment procedures, which include execution of the attached Confidentiality and Invention Assignment Agreement.
Attachments:
•Standards of Business Conduct
•Confidentiality and Invention Assignment Agreement
•Executive Regular & Change in Control Severance Plan
•Excerpt of Relocation Policy
Working at UL is an exciting journey that twists and turns every day. We thrive in the twists and revel in the turns. This is our everyday. This is our normal. Welcome!

Sincerely,	I hereby accept the above offer and agree to comply with the Standards of Business Conduct:

/s/ Jennifer Scanlon	/s/ Linda Chapin
Jennifer Scanlon	Linda Chapin
President and CEO, UL Inc.

5-4-2020	May 4, 2020
Date	Date